EXHIBIT 5

March 10, 2004

Securities and Exchange Commission
450 Fifth Street
Judiciary Plaza
Washington, DC 20549

          Re: Integral Vision, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

     We have been requested to give our opinion in connection with the proposed registration of 900,000 shares of Common Stock of Integral Vision, Inc. (the “Company”) which will be registered under the Securities Act of 1933 with the Securities and Exchange Commission in a registration statement on Form S-8 to be filed on or about March 11, 2004. The shares are to be issued to employees of Integral Vision, Inc. pursuant to the Integral Vision Inc., 1999 Employee Stock Option Plan and the 2002 CEO Compensation Agreement.

     As General Counsel for the Company, we have examined the Articles of Incorporation of the Company, its Bylaws, its Minutes of meetings of its Board of Directors, and made such other examination and investigation as we deem appropriate, and we are of the opinion that the 900,000 shares of Common Stock to be registered by the Company will be, when issued, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of our opinion as Exhibit 5 to the Form S-8 Registration Statement filed by the Company to effect registration of the shares under the Securities Act of 1933 and to the reference to us under the caption “Legal Matters” in the Prospectus comprising a part of such Registration Statement.

Very truly yours,

WARREN CAMERON
ASCIUTTO & BLACKMER, P.C.

Josephine L. Cameron